Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE (“Agreement”), dated as of December 15, 2016, is entered into between and among First Choice ER, LLC, a Texas limited liability company (the “Company”) and Graham Cherrington (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive was employed by the Company pursuant to the Employment Agreement between Executive and the Company, dated May 29, 2012, as amended by the Amendment to Employment Agreement between Executive and the Company, dated June 24, 2014 (collectively, the “Employment Agreement”);

WHEREAS, the Parties desire to effectuate an amicable separation of Executive’s employment with the Company in accordance with the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1.                                      Separation from Employment.  Executive’s last day of employment with Adeptus Health, Inc. (“Adeptus”) was December 2, 2016 (the “Separation Date”).  Executive agrees that from and after the Separation Date, he shall no longer be, and shall not hold himself out as, an officer, director, manager, representative, employee or agent of the Company, Adeptus or any of their parents, subsidiaries or affiliates.  Executive hereby resigns from all positions and titles with the Company or Adeptus as of December 2, 2016, including, without limitation, the positions and titles of President and Chief Operating Officer of Adeptus and all other positions, directorships and officerships with the Company, Adeptus or any of their parents, subsidiaries or affiliates (including the Executive’s position on any Boards of Directors).  The Company will pay Executive all unpaid salary, unused vacation and expense reimbursements that Executive accrues through the Separation Date, subject to applicable taxes and withholdings.  Executive will immediately return to the Company all property belonging to the Company or Adeptus, including, without limitation, all Confidential Information (as defined in the Employment Agreement), and Executive shall retain no copies thereof.

2.                                      Consideration.  If Executive signs and does not revoke this Agreement, abides by its terms and conditions and the surviving obligations of the Employment Agreement, then the Company shall provide the following benefits to Executive:

(a)                                 The Company shall pay Executive a severance payment (the “Severance Payment”) equal to $550,000.00, subject to applicable taxes and withholdings, payable in equal installments in accordance with the Company’s ordinary payroll schedule over a period equal to twelve (12) months, commencing on the first Company payroll date occurring after the Effective Date as defined in Section 5 (the “Severance Period”).  Neither the Company nor Adeptus shall be obligated to provide Executive with any compensation or benefits beyond the Separation Date, other than as required by this Agreement or by law.  Any obligation of the Company to make the Severance Payment shall cease pursuant to Section 9 below.

(b)                                 During the Severance Period, if Executive properly elects continued medical or dental coverage pursuant to, and subject to the requirements of, Sections 601 through

608 of the Executive Retirement Income Security Act of 1974, as amended, and Code Section 4980B (collectively, “COBRA”), the Company will pay the employer portion of the health insurance premiums the Company would have otherwise paid on Executive’s and his dependents’ behalf for health insurance coverage had Executive remained employed by the Company during the Severance Period, provided that (i) the period during which the Company provides the above benefit shall run concurrently with the coverage period required to be made available under COBRA; and (ii) to the extent required to comply with, or to avoid excise or other taxes under, the Affordable Care Act or the Internal Revenue Code, any or all of the benefits of this paragraph will be treated as additional taxable compensation.

(c)                                  Company, at Company’s sole cost and expense, shall permit Executive access to, and use of, the PricewaterhouseCoopers LLC (“PWC”) agents currently engaged by Company for purposes of preparing and filing Executive’s 2016 federal tax return.  The scope of PWC’s engagement as it relates to Executive (i) shall be limited to the preparation and filing of Executive’s 2016 federal tax return, and (ii) shall be consistent with the tax services to be provided by PWC to other Company executives receiving the same benefit.

3.                                      Equity.  The Parties acknowledge that, effective on the Separation Date: (a) Executive shall hold 47,647 vested shares of restricted stock of Adeptus (the “Vested Shares”); (b) Executive shall forfeit 44,713 unvested shares of restricted stock; and (c) Executive holds no other equity or ownership interests in Adeptus, the Company, or any of their affiliates.  Subject to the foregoing, all of the above vested equity holdings remain subject to applicable grant agreements and plan rules, including the Amended and Restated Adeptus Health Inc. 2014 Omnibus Incentive Plan, the Amended and Restated Restricted Units Agreement between Executive and Adeptus Health LLC, a Delaware limited liability Company (the “Restricted Units Amendment”), the Restricted Stock Grant Notice dated February 18, 2015, and the Restricted Stock Grant Notice dated February 25, 2016.

4.                                      Release of Claims.  In exchange for the Company’s obligations under this Agreement, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, successors, and representatives, releases and discharges the Company, Adeptus and the current, former and future parents, subsidiaries, owners, affiliates and benefit plans of each of them (collectively, the “Group Company”); and all current, former and future partners, officers, directors, employees, attorneys and agents of the Group Company (together with the Group Company, the “Released Parties”) from any and all claims accruing on or before the Effective Date that Executive has or may have against them, whether such claims are known or unknown, actual or contingent, asserted or unasserted, and whether they arise under common law, statute, regulation, ordinance, or other source of law enacted by any governing body, including, without limitation, any claims arising out of Executive’s employment with the Company, and any claims for bonus or other compensation or entitlement not explicitly provided for in this Agreement; provided that this release does not extend to: (a) claims that the law does not permit Executive to waive; (b) the Vested Shares; or (c) claims under the Age Discrimination in Employment Act, as amended, and its implementing regulations (together, the “ADEA”), which are released at Section 5.

5.                                      ADEA Release.  In exchange for the Company’s obligations under this Agreement, including Section 2, Executive unconditionally waives, releases and discharges the

Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement, arising under ADEA.  Executive acknowledges that:

(a)                                 this Agreement is written in a manner calculated to be understood by Executive;

(b)                                 this Agreement represents Executive’s knowing and voluntary release of any and all claims that Executive might have, including, but not limited to, any claims arising under the ADEA;

(c)                                  Executive has not been asked to release, nor has Executive released any claim under the ADEA that may arise after the effective date of this Agreement;

(d)                                 the consideration that Executive will receive in exchange for this Agreement is something of value to which Executive is not otherwise entitled;

(e)                                  Executive is hereby advised to consult with an attorney before signing this Agreement; and

(f)                                   Executive understands that Executive has twenty-one (21) calendar days to consider this Agreement before signing it, and that Executive may revoke Executive’s release of ADEA claims under this Section within seven (7) calendar days of signing it by sending e-mail notice of revocation to Traci Bowen at traci.bowen@adpt.com.  If no such revocation occurs, the Agreement shall become effective on the eighth (8th) day following the Executive’s execution of this Agreement (the “Effective Date”).

6.                                      Confidentiality.  Subject to Section 13, each of the Parties agrees and covenants that each such Party shall not disclose to any third party (a) any of the terms of or amount paid under this Agreement; (b) any negotiation thereof; or (c) any of the details surrounding the facts giving rise to Executive’s agreement to make the Payment to the Company.

7.                                      No Admission.  Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Released Parties.

8.                                      Voluntary Acknowledgement.  This Agreement has been reached by mutual and purely voluntary agreement between Executive and the Company.  Executive acknowledges that Executive fully understands the terms of the Agreement, that Executive has not been under any duress, coercion or undue influence to execute the Agreement, and that Executive is executing it in exchange for consideration to which Executive would not otherwise be entitled.  Executive acknowledges that Executive has freely, knowingly and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect.

9.                                      Acknowledgments.  Executive acknowledges that: (a) Executive remains bound by the surviving obligations of the Employment Agreement and the Restricted Units Amendment, including, without limitation, the confidentiality, non-solicitation and non-competition obligations contained therein; (b) such obligations are supported by adequate consideration, including employment with the Company, the Vested Shares awarded to Executive, and the Severance Payment; (c) such obligations are reasonable and necessary to protect the Group Company’s legitimate business interests; and (d) should Executive breach any such obligations, Executive shall thereby automatically forfeit the Severance Benefits and shall immediately repay to the Company the Severance Payment, except for the first installment of the Severance Payment, which Executive acknowledges constitutes adequate consideration for this Agreement.

10.                               Representations.  Executive represents and warrants that:  (a) Executive has filed no pending claims with any court or government agency against any of the Released Parties; and (b) Executive has not breached any terms of any agreement between Executive and the Company regarding confidential information, competition or solicitation of clients or employees of the Group Company, including the Employment Agreement.

11.                               Non-Disparagement.  Subject to the terms of this Agreement, Executive will not make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning the Released Parties.

12.                               Cooperation.  The Parties agree that certain matters in which Executive has been involved during Executive’s employment may necessitate Executive’s cooperation with the Company in the future.  To the extent reasonably requested by the Company, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities.

13.                               Permitted Communications.  Nothing in this Agreement shall be construed to prohibit Executive from providing truthful information to any government agency in connection with an investigation by such agency into a suspected violation of law.  Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors.

14.                               Entire Agreement.  Except as provided in this Agreement, this Agreement constitutes the entire agreement among the Parties regarding the subject matter hereof, and it supersedes and cancels all prior and contemporaneous written and oral agreements among them, if any.  Executive affirms that, by entering into this Agreement, Executive is not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company.  This Agreement may not be changed or altered, except by a writing signed by the Parties.

15.                               409A.  The Parties intend this Agreement to be either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated under that section (“Section 409A”), and this Agreement will be interpreted and administered accordingly, provided, that the Company shall not have any obligation to prevent, minimize, or make a gross-up payment to offset any negative consequences to Executive under Section 409A and shall not have any liability to Executive for such negative consequences.  To the extent any payment or benefit under this Agreement is subject to Section 409A, the following conditions will apply:

(a)                                 The parties designate each payment hereunder as a separate payment.

(b)                                 “Termination of employment,” or words to that effect used in this Agreement, means Executive’s “separation from service” (as defined under Section 409A) to the extent the termination triggers a payment, a change in the time and form of payment, or both.

(c)                                  Any amount payable within the six-month period after Executive’s separation from service as a “specified employee” (as defined under Section 409A) of the Company will accumulate without interest and be paid on the Company’s first regularly scheduled payroll date after the end of such six-month period or, if earlier, within ten business days after the appointment of a personal representative or executor of the estate after Executive’s death.

16.                               Counterparts.  This Agreement may be executed, including execution by facsimile or electronically transmitted signature, in multiple counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument.

17.                               Assignment.  The Released Parties may assign this Agreement at any time, and the Agreement shall inure to the benefit of their respective successors and assigns.  This Agreement may not otherwise be assigned, provided that this Agreement shall inure to Executive’s heirs and estate.

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IN WITNESS WHEREOF, each of the arties has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, as of the Effective Date.

First Choice ER, LLC

By:	/s/ Traci Bowen
Its:	Senior Vice President, Human Resources

12/15/2016
Date

Graham Cherrington

/s/ Graham Cherrington

12/15/2016
Date